Exhibit 99.4

SPHERIX

BENEFITS AGREEMENT

This Benefits Agreement (the “Agreement”) is entered into by and between Spherix Incorporated, a Delaware corporation (the “Company”), and Claire L. Kruger, an individual (the “Employee”), effective as of the 3rd day of December, 2012 (“Effective Date”).

WHEREAS, the Company and the Employee entered into a Separation Agreement dated as of December 3, 2012 in order to effectuate certain agreements regarding separation and benefit payments to the Employee pursuant to employment agreements, company policy and approvals of the Board of Directors (the “Authorizations”); and

WHEREAS, the Employee does not qualify for COBRA benefits intended for the benefit of the Employee under the Authorizations, and therefore the Company is not obligated to make any payment to the Employee’s medical insurers and his/her health plan would terminate upon the departure of the Employee, and therefore the Company desires to provide, in lieu of its agreement to pay COBRA, direct payment for health benefits (COBRA or otherwise) for the benefit of the Employee as set forth herein and the Employee agrees that such payments will satisfy all of Company’s obligations for COBRA or otherwise, and supersedes all prior or contemporaneous agreements for COBRA;

NOW, THEREFORE, in consideration of the premises and mutual covenants contained herein and for other good and valuable consideration, the receipt of which is mutually acknowledged, the Company and the Employee agree as follows:

1.              The Employee acknowledges that the Employee is not eligible for COBRA.

2.              The Company agrees it shall use its best efforts to reinstate its group medical plan so that the Employee may become eligible for COBRA commencing December 1, 2012 and continuing to February 28, 2013, at Company’s sole cost and expense (the “COBRA Period”).

3.              The Company shall pay the Employee’s COBRA premium during the COBRA period directly on Employee’s behalf.

4.              Following conclusion of the COBRA Period, Company shall not be obligated to continue any medical or similar benefit plans and COBRA coverage for the Employee shall terminate.

5.              The Employee agrees that if the Employee elects to participate in a group health plan provided by Chromadex Corporation, he/she shall notify the Company in writing not less than 30 days prior to the end of the COBRA Period, including the amount of single or family payment required by the Employee for such benefits.

6.              The Company shall pay to Chromadex Corporation prior to the due date therefore, the amount of the Employee’s portion of the Chromadex Corporation premium due to assure coverage through November 30, 2013 (subject to Employee’s continuing eligibility therefore). Such amount shall not exceed the monthly COBRA cost to the Company during the COBRA Period.

7.              Except as expressly provided herein, all of the terms and provisions in the Separation Agreement are and shall remain in full force and effect, on the terms and subject to the conditions set forth therein. Notwithstanding anything herein or in the Separation Agreement to the contrary, the Company shall not pay the Employee any amount constituting a COBRA payment and this Agreement supersedes any contrary provisions of the Separation Agreement.  This Agreement does not constitute, directly or by implication, an amendment or

6430 Rockledge Drive, #503

Westmoreland Building

Bethesda, MD 20817

Tel.:  (301) 897-2540

Fax:  (301) 897-2567

www.spherix.com

waiver of any provision of the Separation Agreement, or any other right, remedy, power or privilege of any party to the Separation Agreement, except as expressly set forth herein. The headings of the sections of this Agreement are inserted for convenience only and shall not be deemed to constitute a part hereof. This Agreement shall be governed by and construed and interpreted in accordance with the internal laws of the State of Delaware irrespective of the choice of laws principles of the State of Delaware, including all matters of validity, construction, effect, enforceability, performance and remedies. The parties may execute this Amendment in one or more counterparts, and each fully executed counterpart shall be deemed an original.

IN WITNESS WHEREOF, this Agreement has been duly executed by or on behalf of the parties hereto effective as of the date first above written.

EMPLOYEE	SPHERIX INCORPORATED

By:
Claire L. Kruger		Robert L. Clayton
Chief Financial Officer